Exhibit 4.1

1847 HOLDINGS LLC

SHARE DESIGNATION

OF

SERIES F CONVERTIBLE PREFERRED SHARES

(no par value per share)

The undersigned duly authorized officer of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), hereby certifies that, pursuant to the authority conferred upon the board of directors of the Company (the “Board”) by Section 3.3(b) of the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018, as amended (as such may be amended, modified or restated from time to time, the “Operating Agreement”), the Board on March 25, 2025 adopted a resolution which creates a series of preferred shares of the Company as follows:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions Section 3.3(b) of the Operating Agreement, a series of preferred shares is hereby created, and that the designation and number of shares of such series and the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions thereof, are as set forth in the Operating Agreement and this Share Designation, as it may be amended from time to time, as follows:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Company’s common shares, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Share Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of the Preferred Shares in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Cancellation and Exchange Agreement, dated as of the Original Issue Date, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Exempt Issuance” means: (i) the issuance by the Company of Common Shares upon the exercise of an outstanding share option or warrant or the conversion of a security outstanding on the date hereof, provided that such share option, warrant or other convertible security has not been amended after the date hereof to decrease the exercise or conversion price, increase the number of Common Shares issuable upon exercise or conversion, or extend the duration thereof, (ii) Common Shares paid as dividends on the Company’s preferred shares, (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, (iv) Common Shares, options or convertible securities issued to banks, equipment lessors or other financial institutions or other lenders, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, approved by a majority of the disinterested directors of the Company, but shall not include a transaction in which the Company is primarily issuing such securities primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities, (v) Common Shares, options or convertible securities issued to in connection with the provision of goods or services pursuant to transactions approved by a majority of the disinterested directors of the Company, but shall not include a transaction in which the Company is primarily issuing such securities primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities, (vi) Common Shares, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, investor or public relations, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of the Company, but shall not include a transaction in which the Company is primarily issuing such securities primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities, (viii) the issuance by the Company of any Common Shares or standard options to purchase Common Shares to directors, officers, employees or consultants of the Company or its subsidiaries in their capacity as such pursuant to any employee benefit plan which has been approved by the Board pursuant to which Common Shares and standard options to purchase Common Shares may be issued to any employee, officer, director or consultant for services provided to the Company or its subsidiaries in their capacity as such, or (ix) the issuance by the Company of any Common Shares or standard options to purchase Common Shares to directors and officers of the Company or its subsidiaries as payment for deferred compensation. Notwithstanding the foregoing, certain adjustments to the exercise prices of the Series A Warrants and Series B Warrants issued by the Company on December 16, 2024 in accordance with the terms thereof shall not constitute an “Exempt Issuance.”

“Holders” means the holders of the Preferred Shares then outstanding.

“Liquidation” means any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary; provided, however, that none of (a) a consolidation or merger of the Company with one or more Persons, individually or in a series of transactions, (b) a sale, lease or transfer of all or substantially all of the Company’s assets or (c) a statutory share exchange shall be deemed to be a Liquidation.

“Original Issue Date” means the date of the first issuance of any Preferred Share regardless of the number of transfers of any particular Preferred Shares and regardless of the number of certificates which may be issued to evidence such Preferred Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means the holders of a majority of the Preferred Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Shares” means the Company’s Series A Senior Convertible Preferred Shares.

“Series B Preferred Shares” means the Company’s Series B Senior Convertible Preferred Shares.

“Series C Preferred Shares” means the Company’s Series C Senior Convertible Preferred Shares.

“Series D Preferred Shares” means the Company’s Series D Senior Convertible Preferred Shares.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Trading Market from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares in excess of the Issuable Maximum (as defined below).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Share Designation, the Exchange Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Exchange Agreement.

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Variable Rate Transaction” shall mean a transaction in which the Company (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (i) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such debt or equity securities, or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares or (b) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price; provided however, that at-the-market (ATM) equity offerings shall not be included in the definition of Variable Rate Transaction.

2. Designation and Number of Shares; Admission as Member.

(a) There is hereby created a new series of shares of the Company that are designated as the “Series F Convertible Preferred Shares” (the “Preferred Shares”). The number of shares constituting such series shall be 1,027 (which shall not be subject to increase without the written consent of the Requisite Holders). Each Preferred Share shall have a stated value of $1,000 per share, subject to adjustments as described herein (the “Stated Value”). Each Preferred Share shall be identical in all respects to every other Preferred Share.

(b) A Person shall be admitted as a Member (as defined in the Operating Agreement) and shall become bound by the terms of the Operating Agreement, including this Share Designation if such Person purchases or otherwise lawfully acquires any Preferred Shares and becomes the record Holder of such shares in accordance with the provisions of this Share Designation and the Operating Agreement. A Person may become a record Holder without the consent or approval of any of the Members of the Company.

3. Ranking. The Preferred Shares shall, with respect to the payment of dividends and the distribution of assets upon Liquidation, be deemed to rank:

(a) senior to all Common Shares, Allocation Shares, Series C Preferred Shares and Series D Preferred Shares, and to each other class or series of Additional Securities (as defined in the Operating Agreement) of the Company that is established in accordance with the Operating Agreement after the date of this Share Designation and that is not expressly made senior to or on parity with the Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation (the “Junior Securities”);

(b) on parity with each other class or series of Additional Securities of the Company that is established in accordance with the Operating Agreement after the date of this Share Designation and that is not expressly subordinated or made senior to the Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof differ from those of the Preferred Shares (the “Parity Securities”); and

(c) junior to the Series A Preferred Shares and Series B Preferred Shares, all of the Company’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and to each other class or series of Additional Securities of the Company that is expressly made senior to the Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation (“Senior Securities”).

4. Dividends. Holders shall be entitled to receive dividends, when, as and if declared on the Common Shares, pari passu with the holders of Common Shares, on an as-converted basis.

5. Liquidation.

(a) Subject to the rights of the Company’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any Liquidation, each Holder of outstanding Preferred Shares shall be entitled to receive an amount of cash equal to one hundred percent (100%) of the Stated Value. If, upon any Liquidation, the assets of the Company, or proceeds thereof, distributable among the Holders of the Preferred Shares shall be insufficient to pay in full the preferential amount payable to the Holders of the Preferred Shares as described in this Section 5(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation, then such assets, or the proceeds thereof, shall be distributed among the Holders of Preferred Shares and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Preferred Shares and any such other Parity Securities if all amounts payable thereon were paid in full.

(b) Subject to the rights of the Company’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation, after payment shall have been made in full to the Holders of the Preferred Shares in accordance with this Section 5, the holders of any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein or have any other right or claim to such assets.

(c) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein, to each record Holder of the Preferred Shares at the respective address of such Holders as the same shall appear on the stock transfer records of the Company.

6. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Shares shall have no voting rights. However, as long as any Preferred Shares are outstanding, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the affirmative vote of the Holders of a majority of the then outstanding Preferred Shares, (a) amend the Company’s Certificate of Formation or the Operating Agreement in any manner that adversely affects any rights of the Holders or alter or amend this Share Designation, (b) authorize or create any class of shares ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Preferred Shares, or (c) enter into any agreement with respect to any of the foregoing.

7. Conversion.

(a) Conversions at Option of Holder. Subject to Sections 7(c) and 7(d), each Preferred Share shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of Common Shares determined by dividing the Stated Value of such Preferred Shares by the Conversion Price. The conversion price for the Preferred Shares shall equal $0.1549, subject to adjustment herein (the “Conversion Price”).

(b) Mechanics of Conversion.

(i) Notice of Conversion. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of Preferred shares to be converted, the number of Preferred Shares owned prior to the conversion at issue, the number of Preferred Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by .pdf via email such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares, if any, to the Company unless all of the Preferred Shares represented thereby are so converted, in which case such Holder shall deliver the certificate representing such Preferred Shares, if any, promptly following the Conversion Date at issue.

(ii) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of one (1) Trading Day and the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Shares. The Company shall cause the Conversion Shares to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by Holder or (B) the Conversion Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by delivery of an Account Statement. If the Company fails to deliver to a Holder such Conversion Shares by the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Shares being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Conversion.

(iii) Rescission Rights. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return the Preferred Shares to the Holder and the Holder shall promptly return the Conversion Shares to the Company.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Preferred Shares equal to the number of Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements. For example, if a Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Preferred Shares and payment of dividends on the Preferred Shares, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Shares), not less than such aggregate number of Common Shares as shall (subject to the terms and conditions set forth in the Exchange Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding Preferred Shares and payment of dividends hereunder. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(c) Beneficial Ownership Limitation. The Company shall not effect any conversion of the Preferred Shares, and a Holder shall not have the right to convert any portion of the Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Preferred Shares beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 7(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(c) applies, the determination of whether the Preferred Shares are convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(c), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon conversion of Preferred Shares held by the applicable Holder. A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(c) provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon conversion of the Preferred Shares held by the Holder and the provisions of this Section 7(c) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Shares.

(d) Issuance Limitations. Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of the Preferred Shares, a number of Common Shares exceeding 5,385,291 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Shares by (y) the aggregate Stated Value of all Preferred Shares issued on the Original Issue Date to all Holders. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Preferred Shares.

8. Certain Adjustments.

(a) Share Dividends and Share Splits. If the Company, at any time while Preferred Shares are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of a dividend on, the Preferred Shares), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of the Common Shares, any shares of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while Preferred Shares are outstanding, the Company sells or grants any option to purchase or sells or grants or implements any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Shares or Common Share Equivalents entitling any Person to acquire Common Shares at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Shares or Common Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 8(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Shares or Common Share Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Shares or Common Share Equivalents subject to this Section 8(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms. For purposes of clarification, whether or not the Company provides such notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8(a) above, if at any time the Company grants, issues or sells any Common Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of such Holder’s Preferred Shares (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Preferred Shares, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete conversion of the Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e) Fundamental Transaction. If, at any time while the Preferred Shares are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Common Shares (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Shares, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitations in Sections 7(c) and 7(d) on the conversion of the Preferred Shares), the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving company, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which the Preferred Shares are convertible immediately prior to such Fundamental Transaction (without regard to any limitations in Sections 7(c) and 7(d) on the conversion of the Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall enter into a new Share Designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Share Designation and the other Transaction Documents in accordance with the provisions of this Section 8(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares which is convertible for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of the Preferred Shares (without regard to any limitations on the conversion of the Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of the Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Share Designation and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Share Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(f) Floor Price. Notwithstanding anything in Section 8 to the contrary, subject to compliance with NYSE American rules, the Holder shall not be entitled to utilize a Conversion Price of less than $0.01 (subject to standard adjustments for share splits, share combinations, recapitalization and similar transactions).

(g) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

(h) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Company shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Preferred Shares (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Company at 260 Madison Avenue, 8th Floor, New York, NY 10016, attention: Chief Financial Officer, e-mail address vhoward@1847holdings.com or such other e-mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Share Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages on the Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Share Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d) Amendment; Waiver. This Share Designation may be amended, or any provision of this Share Designation may be waived by the Company solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Company or a Holder of a breach of any provision of this Share Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Share Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Share Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Share Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

(e) Severability. If any provision of this Share Designation is invalid, illegal or unenforceable, the balance of this Share Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Share Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Preferred Shares. If any Preferred Shares shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued preferred shares and shall no longer be designated as the Preferred Shares.

(i) Conformity with Exchange Requirements. Notwithstanding anything to the contrary contained herein, if at any time (i) the rules or listing standards of NYSE American (or any successor exchange on which the Company’s securities are then listed) or (ii) the Staff of NYSE American provides comments to the Supplemental Listing Application relating to the Conversion Shares that require any provision of this Share Designation to be modified, interpreted differently, or rendered inapplicable in order to maintain the listing of the Company’s securities on such exchange or clearance by the Staff of the Supplemental Listing Application, then such provision shall be deemed automatically and immediately modified, interpreted, or rendered inapplicable, as the case may be, to the extent necessary to comply with such rules, listing standards or Staff comments, and such modification, interpretation, or inapplicability shall not be deemed an amendment requiring the consent of any Holder. The Company shall provide notice to the Holders of any such modification, interpretation, or inapplicability as soon as practicable after becoming aware thereof.

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IN WITNESS WHEREOF, this Share Designation, which shall be made effective pursuant to Article III of the Operating Agreement, is executed by the undersigned this 25th day of March 2025.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of Series F Convertible Preferred Shares (the “Preferred Shares”) indicated below into common shares (the “Common Shares”) of 1847 Holdings LLC (the “Company”) according to the conditions hereof. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Share Designation of Series F Convertible Preferred Shares, dated March 25, 2025.

Conversion calculations:

Date to Effect Conversion:

Number of Preferred Shares owned prior to Conversion:

Number of Preferred Shares to be Converted:

Stated Value of Preferred Shares to be Converted:

Applicable Conversion Price:

Number of Common Shares to be Issued:

Number of Preferred Shares subsequent to Conversion:

Delivery Address:

OR via DWAC to:

Name of Brokerage Firm:

DTC Participant Number:

Account Holder Name:

Account Number:

Tax ID:

(Name of Holder)

(Signature of Holder)

(Name of Signatory)

(Title of Signatory)